THE GABELLI MULTIMEDIA TRUST INC.

ARTICLES SUPPLEMENTARY

5.125% SERIES E CUMULATIVE PREFERRED SHARES

The Gabelli Multimedia Trust Inc., a Maryland Corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in Article V of the charter of the Company (which, as restated, amended or supplemented from time to time, together with these Articles Supplementary, is referred to herein as the “Charter”), the Board of Directors of the Company (the “Board of Directors”) and a duly authorized Pricing Committee thereof (the “Pricing Committee”), adopted resolutions classifying 4,500,000 authorized but unissued shares of common stock of the Company, par value $0.001 per share (the “Common Shares”), as a new series of Preferred Shares (as defined herein), designated as 5.125% Series E Cumulative Preferred Shares, par value $0.001 per share, liquidation preference $25.00 per share, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

DESIGNATION

5.125% Series E Cumulative Preferred Shares: 4,500,000 Common Shares are hereby classified and designated 5.125% Series E Cumulative Preferred Shares, liquidation preference $25.00 per share (the “Series E Preferred Shares”). Each Series E Preferred Share may be issued on a date to be determined by the Board of Directors (or the Pricing Committee of the Board of Directors); shall have an initial dividend rate stated as a rate per annum, an initial Dividend Period and an initial Dividend Payment Date as shall be determined in advance of the issuance thereof by the Board of Directors (or the Pricing Committee of the Board of Directors) and as are set forth in the terms of the Series E Preferred Shares; and shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter or Bylaws applicable to Preferred Shares, as are set forth in the terms of the Series E Preferred Shares. The Series E Preferred Shares shall constitute a separate series of Preferred Shares.

PART I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used with respect to the Series E Preferred Shares shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense or gender:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Adjusted Value” of each Rating Agency Eligible Asset shall be computed as follows:

(a) cash shall be valued at 100% of the face value thereof; and

(b) all other Rating Agency Eligible Assets shall be valued at the Discounted Value thereof; and

(c) each asset that is not a Rating Agency Eligible Asset shall be valued at zero.

“Administrator” means the other party to the Administration Agreement with the Company, which shall initially be Gabelli Funds, LLC, a New York limited liability company, and will include, as appropriate, any sub-administrator appointed by the Administrator.

“Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other person as shall be serving as the investment adviser of the Company.

“Annual Valuation Date” means the Valuation Date each calendar year so designated by the Company, commencing in the calendar year 2017.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Company which are stock, including all Outstanding Series E Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

“Basic Maintenance Amount” has the meaning set forth in the Moody’s Guidelines or, if any Other Rating Agency is rating the Series E Preferred Shares at the Company’s request, the meaning set forth in the guidelines of the Other Rating Agency, and for the purposes of the terms of the Series E Preferred Shares shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Basic Maintenance Amount Cure Date” means, with respect to the Series E Preferred Shares, 10 Business Days following a Valuation Date, such date being the last day upon which the Company’s failure to comply with paragraph 6(a)(ii)(A) of Part II hereof could be cured, and for the purposes of the terms of the Series E Preferred Shares shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Basic Maintenance Report” means, with respect to the Series E Preferred Shares, a report prepared by the Administrator (if requested by the Rating Agency or any Other Rating Agency) which sets forth, as of the related Valuation Date, Rating Agency Eligible Assets sufficient to meet or exceed the Basic Maintenance Amount, the Market Value and Discounted Value thereof (seriatim and in the aggregate), and the Basic Maintenance Amount, and for the purposes of the terms of the Series E Preferred Shares shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Board of Directors” has the meaning set forth in the Preamble.

“Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday or Sunday.

“Bylaws” means the Bylaws of the Company.

“Charter” has the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Cure Date” shall have the meaning set forth in paragraph 4(a) of Part II hereof.

“Date of Original Issue” means, with respect to the Series E Preferred Shares, September 26, 2017, and for the purposes of the terms of the Series E Preferred Shares shall mean with respect to any other class or series of Preferred Shares the date upon which shares of such class or series are first issued.

“Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Company has Rating Agency Eligible Assets with an Adjusted Value equal to or greater than the Basic Maintenance Amount, each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Discounted Value” means, as applicable, (a) the quotient of the Market Value of a Rating Agency Eligible Asset divided by the applicable Rating Agency Discount Factor or (b) such other formula for determining the discounted value of a Rating Agency Eligible Asset as may be established by the Rating Agency or applicable Other Rating Agency, provided, in either case that with respect to a Rating Agency Eligible Asset that is currently callable, Discounted Value will be equal to the applicable quotient or product as calculated above or the call price, whichever is lower, and that with respect to a Rating Agency Eligible Asset that is prepayable, Discounted Value will be equal to the applicable quotient or product as calculated above or the par value, whichever is lower.

“Dividend-Disbursing Agent” means, with respect to the Series E Preferred Shares, Computershare Trust Company, N.A. and its successors or any other dividend-disbursing agent appointed by the Company and, with respect to any other class or series of Preferred Shares, the Person appointed by the Company as dividend-disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series E Preferred Shares, any date on which dividends and distributions authorized by, or under authority granted by, the Board of Directors thereon and declared by the Company are payable pursuant to the provisions of paragraph 2(a) of Part II of the terms of the Series E Preferred Shares and shall for the purposes of the terms of the Series E Preferred Shares have a correlative meaning with respect to any other class or series of Preferred Shares.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of the terms of the Series E Preferred Shares shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Fitch” means Fitch Ratings.

“Governing Documents” means the Charter and the Bylaws.

“Liquidation Preference” shall, with respect to the Series E Preferred Shares, have the meaning set forth in paragraph 3(a) of Part II hereof, and for the purposes of the terms of the Series E Preferred Shares shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Market Value” means the amount determined by the Company with respect to specific Rating Agency Eligible Assets in accordance with valuation policies adopted from time to time by the Board of Directors as being in compliance with the requirements of the 1940 Act.

“Moody’s” means Moody’s Investors Service, Inc. and its successors at law.

“Moody’s Discount Factor” means the discount factors set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Company’s assets in connection with Moody’s ratings of Preferred Shares.

“Moody’s Eligible Assets” means the assets of the Company set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Company’s assets in connection with Moody’s ratings of the Series E Preferred Shares.

“Moody’s Guidelines” means the guidelines provided by Moody’s, as may be amended from time to time, in connection with Moody’s ratings of the Series E Preferred Shares at the rating then assigned.

“Notice of Redemption” shall have the meaning set forth in paragraph 4(c)(i) of Part II hereof.

“Other Rating Agency” means any rating agency other than Moody’s then providing a rating for the Series E Preferred Shares at the request of the Company, and for the purposes of the terms of the Series E Preferred Shares shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Outside Redemption Date” means the 30th Business Day after a Cure Date.

“Outstanding” means, as of any date, Preferred Shares theretofore issued by the Company except:

(a) any such Preferred Shares theretofore redeemed, repurchased, cancelled or otherwise reacquired by the Company or delivered to the Company for redemption, repurchase, cancellation or other acquisition by the Company;

(b) any such Preferred Shares as to which a Notice of Redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Company in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to the terms of the Series E Preferred Shares with respect thereto; and

(c) any such share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which any subsidiary of the Company is the holder will be disregarded and deemed not Outstanding.

“Person” means and includes an individual, a partnership, the Company, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means all classes and series of shares of preferred stock, par value $0.001 per share, of the Company, and includes the Series E Preferred Shares.

“Pricing Committee” has the meaning set forth in the Preamble.

“Rating Agency” means Moody’s as long as such rating agency is then rating the Series E Preferred Shares at the Company’s request, and for the purposes of the terms of the Series E Preferred Shares shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Rating Agency Discount Factor” means the Moody’s Discount Factor as long as Moody’s is then rating the Series E Preferred Shares at the Company’s request or the discount factor of any Other Rating Agency then rating the Series E Preferred Shares at the Company’s request.

“Rating Agency Eligible Assets” means the Moody’s Eligible Assets as long as Moody’s is then rating the Series E Preferred Shares at the Company’s request or the eligible assets of any Other Rating Agency then rating the Series E Preferred Shares at the Company’s request, and for the purposes of the terms of the Series E Preferred Shares shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Redemption Price” has the meaning set forth in paragraph 4(a) of Part II hereof, and for the purposes of the terms of the Series E Preferred Shares shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“S&P” means Standard & Poor’s Ratings Services, or its successors at law.

“Series E Preferred Shares” means the 5.125% Series E Cumulative Preferred Shares, par value $0.001 per share, of the Company.

“Series E Asset Coverage Cure Date” means, with respect to the failure by the Company to maintain Asset Coverage (as required by paragraph 6(a)(i) of Part II hereof) as of the last Business Day of each March, June, September and December of each year, 60 days following such Business Day.

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Company, the remaining term to maturity thereof is not in excess of 180 days or 360 days:

(i)	commercial paper rated either F-1 by Fitch or A-1 by S&P if such commercial paper matures in 30 days or P-1 by Moody’s and either F-1+ by Fitch or A-1+ by S&P if such commercial paper matures in over 30 days;

(ii)	demand or time deposits in, and banker’s acceptances and certificates of deposit of, (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds;

(iv)	U.S. Government Obligations and U.S. Government Securities; and

(v)	Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company that have (1) credit ratings on each Valuation Date of at least P-1 from Moody’s and either F-1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody’s and either AA from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Company, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody’s, Fitch and S&P shall be at least A2, A-2 and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below P-1 by Moody’s, F-1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Company); and provided further, that the interest receivable by the Company shall not be subject to any withholding or similar taxes.

“U.S. Government Obligations” means direct obligations of the United States or obligations issued by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“U.S. Government Securities” mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds and notes.

“Valuation Date” means the last Business Day of each month.

“Voting Period” shall have the meaning set forth in paragraph 5(b) of Part II hereof.

PART II

5.125% SERIES E CUMULATIVE PREFERRED SHARES

1. Number of Shares; Ranking.

(a) The initial number of authorized shares constituting the Series E Preferred Shares to be issued is 4,500,000. No fractional Series E Preferred Shares shall be issued.

(b) Series E Preferred Shares which at any time have been redeemed or purchased by the Company shall, after such redemption or purchase, have the status of authorized but unissued Common Shares.

(c) The Series E Preferred Shares shall rank on a parity with any other classes or series of Preferred Shares as to the payment of dividends, distributions and liquidation preference to which such shares are entitled.

(d) No holder of Series E Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any shares of any Preferred Shares or Common Shares or other securities of the Company which it may hereafter issue or sell. No holder of Series E Preferred Shares shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor provision, except that each such holder shall be entitled to exercise such rights if and so long as any of the holders of Common Shares or Preferred Shares is entitled to exercise such rights.

2. Dividends and Distributions.

(a) Holders of Series E Preferred Shares shall be entitled to receive, when, as and if authorized by, or under authority granted by, the Board of Directors and declared by the Company, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.125% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series E Preferred Shares and no more, payable quarterly on March 26, June 26, September 26 and December 26 in each year (each a “Dividend Payment Date”) commencing on December 26, 2017 (or, if any such day is not a Business Day, then on the next succeeding Business Day). Dividends and distributions will be payable to holders of record of Series E Preferred Shares as they appear on the share register of the Company at the close of business on the fifth Business Day prior to the Dividend Payment Date in preference to dividends and distributions on shares of Common Shares and any other shares of the Company ranking junior to the Series E Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series E Preferred Shares shall accumulate from the date on which such shares are originally issued; provided, that, no holder of any Series E Preferred Shares shall be entitled to receive any dividends paid or payable on the Series E Preferred Shares with a Dividend Payment Date before the date such Series E Preferred Shares are issued. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after the issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series E Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Directors.

(b)(i) No full dividends or distributions shall be declared or paid on Series E Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all classes and series of Preferred Shares ranking on a parity with the Series E Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all Outstanding Preferred Shares, any dividends and distributions being paid on such Preferred Shares (including the Series E Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such class or series of Preferred Shares on the relevant Dividend Payment Date. No holders of Series E Preferred Shares shall be entitled to any dividends and distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in paragraph 2(a) above on Series E Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series E Preferred Shares that may be in arrears.

(ii) For so long as Series E Preferred Shares are Outstanding, the Company shall not pay any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the Series E Preferred Shares as to payment of dividends and the distribution of assets upon liquidation) in respect of the Common Shares or any other shares of the Company ranking junior to the Series E Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Shares or any other shares of the Company ranking junior to the Series E Preferred Shares as to payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for shares of the Company ranking junior to the Series E Preferred Shares as to payment of dividends and the distribution of assets upon liquidation), unless, in each case, (A) immediately thereafter, the aggregate Adjusted Value of the Company’s Rating Agency Eligible Assets shall equal or exceed the Basic Maintenance Amount and the Company shall have Asset Coverage, (B) all cumulative dividends and distributions on all Series E Preferred Shares due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the Dividend-Disbursing Agent) and (C) the Company has redeemed the full number of Series E Preferred Shares to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii) Any dividend payment made on the Series E Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Company shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature (if such assets constitute debt securities or time deposits) on or prior to such Dividend Payment Date. The Company may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Series E Preferred Shares shall be entitled to receive out of the assets of the Company available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares or any other shares of the Company ranking junior to the Series E Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Company, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Company.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the assets of the Company available for distribution among the holders of all Outstanding Series E Preferred Shares, and any other Outstanding shares of a class or series of Preferred Shares ranking on a parity with the Series E Preferred Shares as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series E Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other class or series of Preferred Shares, then such available assets shall be distributed among the holders of Series E Preferred Shares and such other classes and series of Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series E Preferred Shares, no dividends or distributions will be made to holders of the Common Shares or any other shares of the Company ranking junior to the Series E Preferred Shares as to liquidation.

4. Redemption.

Shares of the Series E Preferred Shares shall be redeemed by the Company as provided below:

(a) Mandatory Redemptions.

If the Company is required to redeem any Preferred Shares (which may include Series E Preferred Shares) pursuant to paragraphs 6(b) or 6(c) of Part II hereof or pursuant to the Charter, then the Company shall, to the extent permitted by the 1940 Act and Maryland law, by the close of business on such Series E Asset Coverage Cure Date or Basic Maintenance Amount Cure Date (herein collectively referred to as a “Cure Date”), as the case may be, fix a redemption date that is on or before the Outside Redemption Date and proceed to redeem shares as set forth in paragraph 4(c) of Part II hereof; provided, however, that the Company may fix a redemption date that is after the Outside Redemption Date if the Board of Directors determines in good faith that extraordinary market conditions exist as a result of which disposal by the Company of securities owned by it is not reasonably practicable, or is not reasonably practicable at fair value. On such redemption date, the Company shall redeem, out of funds legally available therefor, (i) the number of Preferred Shares, which, to the extent permitted by the 1940 Act and Maryland law, at the option of the Company may include any proportion of Series E Preferred Shares or any other series of Preferred Shares, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Company having Asset Coverage or an Adjusted Value of its Rating Agency Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, immediately prior to the opening of business on such Cure Date or (ii) if such Asset Coverage or an Adjusted Value of its Rating Agency Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the Outstanding Series E Preferred Shares, in each case at a price equal to the Liquidation Preference per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Company) through and including the date of redemption (the “Redemption Price”). In the event that Preferred Shares are redeemed pursuant to paragraphs 6(b) or 6(c) of Part II hereof, the Company may, but is not required to, redeem an additional number of Series E Preferred Shares pursuant to this paragraph 4(a) of Part II hereof which, when aggregated with other Preferred Shares redeemed by the Company, permits the Company to have with respect to the Preferred Shares (including the Series E Preferred Shares) remaining Outstanding after such redemption (i) Asset Coverage of as much as 210% and (ii) Rating Agency Eligible Assets with Adjusted Value of as great as 110% of the Basic Maintenance Amount. In the event that all of the Series E Preferred Shares then Outstanding are required to be redeemed pursuant to paragraph 6 of Part II hereof, the Company shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(c) of Part II hereof.

(b) Optional Redemptions.

Prior to September 26, 2022, the Series E Preferred Shares are not subject to optional redemption by the Company unless such redemption is necessary, in the judgment of the Board of Directors, to maintain the Company’s status as a regulated investment company under Subchapter M of the Code. Commencing on September 26, 2022, and thereafter, and prior thereto to the extent necessary to maintain the Company’s status as a regulated investment company under Subchapter M of the Code, to the extent permitted by the 1940 Act and Maryland law, the Company may at any time upon Notice of Redemption redeem the Series E Preferred Shares in whole or in part at the Redemption Price per share, which notice shall specify a redemption date of not fewer than 15 days nor more than 40 days after the date of such notice.

(c) Procedures for Redemption.

(i) If the Company shall determine or be required to redeem Series E Preferred Shares pursuant to this paragraph 4 of Part II hereof, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the share register of the Company on the close of business on such date as the Board of Directors or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series E Preferred Shares. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Directors or its delegatee; (B) the number or percentage of Series E Preferred Shares to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Directors or its delegatee shall so require and the Notice of Redemption shall so state), if any, are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b) of Part II hereof, any conditions precedent to such redemption. If fewer than all Series E Preferred Shares held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of Series E Preferred Shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(ii) If the Company shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing Agent so agrees, another date not later than the redemption date, the Company shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature (if such assets constitute debt securities or time deposits) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series E Preferred Shares to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series E Preferred Shares called for redemption on the redemption date. The Company may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Company shall default in making payment of the Redemption Price), all rights of the holders of the Series E Preferred Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Company shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the Series E Preferred Shares called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Company, after which the holders of the Series E Preferred Shares so called for redemption shall look only to the Company for payment of the Redemption Price thereof. The Company shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii) On or after the redemption date, each holder of Series E Preferred Shares that is subject to redemption shall surrender such shares to the Company as instructed in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv) In the case of any redemption of less than all of the Series E Preferred Shares pursuant to the terms of the Series E Preferred Shares, such redemption shall be made pro rata from each holder of Series E Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v) Notwithstanding the other provisions of this paragraph 4 of Part II hereof, the Company shall not redeem any Series E Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series E Preferred Shares and other Preferred Shares ranking on a parity with the Series E Preferred Shares with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Company) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Part II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding Series E Preferred Shares.

If the Company shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the Series E Preferred Shares or other Preferred Shares designated to be redeemed on any redemption date, the Company shall redeem on such redemption date the number of Series E Preferred Shares and other Preferred Shares so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the shares of the Series E Preferred Shares and other Preferred Shares designated to be redeemed shall be redeemed on the earliest practicable date on which the Company shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

5. Voting Rights.

(a) General.

Except as otherwise provided by law, each holder of Series E Preferred Shares shall be entitled to one vote for each share held on each matter submitted to a vote of shareholders of the Company, and the holders of Outstanding Preferred Shares, including Series E Preferred Shares, and of Outstanding Common Shares shall vote together as a single class; provided, however, that the holders of Outstanding Preferred Shares, including Series E Preferred Shares, shall be entitled, as a separate class, to the exclusion of the holders of all other securities and classes of shares of the Company, to elect two of the Company’s directors. Subject to paragraph 5(b) of Part II hereof, the holders of the outstanding shares of the Company, including the holders of Outstanding Common Shares and Outstanding Preferred Shares, including the Series E Preferred Shares, voting as a single class, shall elect the balance of the directors.

(b) Right to Elect Majority of Board of Directors.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of Preferred Shares, including Series E Preferred Shares, pursuant to paragraph 5(a) above, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of Preferred Shares shall be entitled, voting separately as one class (to the exclusion of the holders of all other securities and classes of shares of the Company), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect pursuant to paragraph 5(a) above. The Company and the Board of Directors shall take all necessary action, including amending the Bylaws, to effect an increase in the number of directors as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series E Preferred Shares equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient Deposit Assets shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or

(ii) if at any time holders of any other Preferred Shares are entitled to elect a majority of the directors of the Company under the 1940 Act or articles supplementary creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) of Part II hereof shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 5(b) of Part II hereof.

(c) Voting Procedures.

(i) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional directors as described in paragraph 5(b) above, the Company shall call a special meeting of such holders and shall mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Company fails to send such notice or if the Company does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Directors shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of shares of the Company), shall be entitled to elect the number of directors prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

(ii) For purposes of determining any rights of the holders of Series E Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by the provisions of the Governing Documents, by statute or otherwise, a Series E Preferred Share which is not Outstanding shall not be counted.

(iii) The terms of office of all persons who are directors of the Company at the time of a special meeting of holders of Preferred Shares, including Series E Preferred Shares, to elect directors, shall continue following such meeting, notwithstanding the election at such meeting by such holders of the number of directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent directors elected by the holders of Preferred Shares, including Series E Preferred Shares, and the remaining incumbent directors elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected directors of the Company.

(iv) Upon the expiration of a Voting Period, the terms of office of the additional directors elected by the holders of Preferred Shares pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law and the remaining directors shall constitute the directors of the Company and the voting rights of such holders of Preferred Shares, including Series E Preferred Shares, to elect additional directors pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b) above. Upon the expiration of the terms of the directors elected by the holders of Preferred Shares pursuant to paragraph 5(b) above, the number of directors shall be automatically reduced to the number and composition of directors on the Board of Directors immediately preceding such Voting Period.

(d) Exclusive Remedy.

Unless otherwise required by law, the holders of Series E Preferred Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of Series E Preferred Shares shall have no preemptive rights or rights to cumulative voting. In the event that the Company fails to pay any dividends and distributions on the Series E Preferred Shares, the exclusive remedy of the holders shall be the right to vote for directors pursuant to the provisions of this paragraph 5.

(e) Notification to a Rating Agency.

In the event a vote of holders of Series E Preferred Shares is required pursuant to the provisions of Section 13(a) of the 1940 Act, if the Series E Preferred Shares are then rated by the Rating Agency or an Other Rating Agency at the Company’s request, the Company shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify the Rating Agency and Other Rating Agency, as applicable, that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify the Rating Agency and Other Rating Agency, as applicable, of the result of such vote.

6. Coverage Tests.

(a) Determination of Compliance.

For so long as any Series E Preferred Shares are Outstanding, the Company shall make the following determinations:

(i) Asset Coverage. The Company shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any Series E Preferred Share is Outstanding.

(ii) Basic Maintenance Amount Requirement.

(A) If any Series E Preferred Shares are Outstanding and are rated by the Rating Agency or an Other Rating Agency at the Company’s request, the Company shall maintain, on each Valuation Date, Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, each as of such Valuation Date. Upon any failure to maintain Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Company shall use all commercially reasonable efforts to retain Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

(B) The Administrator shall prepare a Basic Maintenance Report relating to each Valuation Date. On or before 5:00 P.M., New York City time, on the tenth Business Day after the first Valuation Date following the Date of Original Issue of the Series E Preferred Shares and thereafter each (1) Annual Valuation Date, (2) Valuation Date on which the Company fails to satisfy the requirements of paragraph 6(a)(ii)(A) above, (3) Basic Maintenance Amount Cure Date following a Valuation Date on which the Company fails to satisfy the requirements of paragraph 6(a)(ii)(A) above and (4) Valuation Date and any immediately succeeding Business Day on which the Adjusted Value of the Company’s Rating Agency Eligible Assets exceeds the Basic Maintenance Amount by 5% or less, the Company shall complete and deliver to the Rating Agency or Other Rating Agency, as applicable, a Basic Maintenance Report, which will be deemed to have been delivered to the Rating Agency or Other Rating Agency, as applicable, if the Rating Agency or Other Rating Agency, as applicable, receives a copy or telecopy, telex or other electronic transcription or transmission of the Basic Maintenance Report and on the same day the Company mails to the Rating Agency or Other Rating Agency, as applicable, for delivery on the next Business Day the Basic Maintenance Report. A failure by the Company to deliver a Basic Maintenance Report under this paragraph 6(a)(ii)(B) shall be deemed to be delivery of a Basic Maintenance Report indicating an Adjusted Value of the Company’s Rating Agency Eligible Assets less than the Basic Maintenance Amount, as of the relevant Valuation Date.

(C) In the event the Adjusted Value of the Company’s Rating Agency Eligible Assets shown in any Basic Maintenance Report prepared pursuant to paragraph 6(a)(ii)(B) above is less than the applicable Basic Maintenance Amount, the Company shall have until the Basic Maintenance Amount Cure Date to achieve an Adjusted Value of the Company’s Rating Agency Eligible Assets at least equal to the Basic Maintenance Amount, and upon such achievement (and not later than such Basic Maintenance Amount Cure Date) the Company shall inform the Rating Agency or Other Rating Agency, as applicable, of such achievement in writing by delivery of a revised Basic Maintenance Report showing an Adjusted Value of the Company’s Rating Agency Eligible Assets at least equal to the Basic Maintenance Amount as of the date of such revised Basic Maintenance Report.

(D) On or before 5:00 P.M., New York City time, on no later than the tenth Business Day after the next Valuation Date following each date on which the Company has repurchased more than 1% of its Common Shares since the most recent date of delivery of a Basic Maintenance Report, the Company shall complete and deliver to the Rating Agency or Other Rating Agency, as applicable, a Basic Maintenance Report. A Basic Maintenance Report delivered as provided in paragraph 6(a)(ii)(B) above also shall be deemed to have been delivered pursuant to this paragraph 6(a)(ii)(D).

(b) Failure to Meet Asset Coverage.

If the Company fails to have Asset Coverage as provided in paragraph 6(a)(i) above and such failure is not cured as of the Series E Asset Coverage Cure Date, (i) the Company shall give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Preferred Shares, which at the Company’s determination (to the extent permitted by the 1940 Act and Maryland law) may include any proportion of Series E Preferred Shares, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Company’s discretion, such additional number of Series E Preferred Shares or other Preferred Shares in order that the Company shall have Asset Coverage with respect to the Series E Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 210%, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series E Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.

(c) Failure to Maintain Rating Agency Eligible Assets having an Adjusted Value at Least Equal to the Basic Maintenance Amount.

If the Company fails to have Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount as provided in paragraph 6(a)(ii)(A) above and such failure is not cured, the Company shall, on or prior to the Basic Maintenance Amount Cure Date, (i) give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Series E Preferred Shares or other Preferred Shares to enable it to meet the requirements of paragraph 6(a)(ii)(A) above, and, at the Company’s discretion, such additional number of Series E Preferred Shares or other Preferred Shares in order that the Company have Eligible Assets with an Adjusted Value with respect to the remaining Series E Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 110% of the Basic Maintenance Amount, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series E Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.

(d) Status of Shares Called for Redemption.

For purposes of determining whether the requirements of paragraphs 6(a)(i) and 6(a)(ii)(A) above are satisfied, (i) no Series E Preferred Shares shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.

7. Certain Other Restrictions.

(a) If the Series E Preferred Shares are rated by the Rating Agency or an Other Rating Agency at the request of the Company, the Company will not, and will cause the Adviser not to, (i) knowingly and willfully purchase or sell any asset for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Company to have Rating Agency Eligible Assets having an Adjusted Value as of the date of such purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Adjusted Value of the Company’s Rating Agency Eligible Assets exceeded the Basic Maintenance Amount by 5% or less, alter the composition of the Company’s assets in a manner reasonably expected to reduce the Adjusted Value of the Company’s Rating Agency Eligible Assets, unless the Company shall have confirmed that, after giving effect to such alteration, the Adjusted Value of the Company’s Rating Agency Eligible Assets exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any Common Shares or repurchase any Common Shares, unless the Company shall have confirmed that, after giving effect to such dividend, other distribution or repurchase, the Company continued to satisfy the requirements of paragraph 6(a)(ii)(A) of Part II hereof.

(b) If the Series E Preferred Shares are rated by the Rating Agency or an Other Rating Agency at the request of the Company, unless the Company shall have received written confirmation from the Rating Agency and Other Rating Agency, as applicable, the Company may engage in the lending of its portfolio securities only in an amount of up to 20% of the Company’s total assets, provided that the Company receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current Market Value of the loaned securities and, if invested, is invested only in Short-Term Money Market Instruments or in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value and treat the loaned securities rather than the collateral as the assets of the Company for purposes of determining compliance with paragraph 6 of Part II hereof.

(c) If the Series E Preferred Shares are rated by the Rating Agency or an Other Rating Agency at the request of the Company, the Company shall not consolidate the Company with, merge the Company into, sell or otherwise transfer all or substantially all of the Company’s assets to another Person or adopt a plan of liquidation of the Company, in each case without providing prior written notification to the Rating Agency and Other Rating Agency, as applicable.

8. Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Shares

(a) So long as any Series E Preferred Shares are Outstanding and the Company is permitted to issue indebtedness under its fundamental investment restrictions, the Company may issue and sell one or more series of a class of senior securities of the Company representing indebtedness under Section 18 of the

1940 Act and/or otherwise create or incur indebtedness, provided that, immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Company shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Company then Outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Company upon the distribution of the assets of the Company or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options or the use of any other financial instrument that may have the effect of creating leverage but is not considered a senior security representing indebtedness under the 1940 Act, to the extent such transactions are made in accordance with the investment restrictions of the Company then in effect, shall not be considered to be indebtedness limited by this paragraph 8(a).

(b) So long as any Series E Preferred Shares are Outstanding, the Company may issue and sell shares of one or more other classes or series of Preferred Shares constituting a series of a class of senior securities of the Company representing stock under Section 18 of the 1940 Act in addition to the Series E Preferred Shares or other Preferred Shares Outstanding, provided that (i) the Company shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Shares for which a Notice of Redemption has been mailed prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the Liquidation Preference of the Series E Preferred Shares and all other Preferred Shares then Outstanding, and (ii) no such additional Preferred Shares shall have any preference or priority over any other Preferred Shares upon liquidation or the distribution of the assets of the Company or in respect of the payment of dividends.

PART III

ABILITY OF BOARD OF DIRECTORS TO MODIFY THE

TERMS OF THE SERIES E PREFERRED SHARES

1. Modification to Prevent Ratings Reduction or Withdrawal.

The Board of Directors, without the vote or consent of any holders of Series E Preferred Shares or the holders of any other Preferred Shares of the Company, or any other shareholder of the Company, may from time to time amend, alter or repeal the provisions of paragraph 7 of Part II of the terms of the Series E Preferred Shares, as well as any or all of the related definitions contained herein (and any terms defined within, or related to, such definitions), add covenants and other obligations of the Company, or confirm the applicability of covenants and other obligations set forth herein, all in connection with obtaining or maintaining the rating of the Rating Agency or any Other Rating Agency then rating the Series E Preferred Shares, and any such amendment, alteration or repeal will be deemed not to affect the preferences, rights or powers of the holders of Series E Preferred Shares or the holders of any other Preferred Shares expressly set forth in the Charter, provided that the Board of Directors shall have obtained written confirmation from the Rating Agency or any Other Rating Agency then rating the Series E Preferred Shares (with such confirmation in no event being required to be obtained from the Rating Agency or a particular Other Rating Agency with respect to definitions or other provisions relevant only to and adopted in connection with a separate Other Rating Agency’s rating of the Series E Preferred Shares) that any such amendment, alteration or repeal would not adversely affect the rating then assigned by the Rating Agency or such Other Rating Agency.

2. Other Modification.

(a) The affirmative vote of the holders of a majority, as defined in the 1940 Act, of Series E Preferred Shares, voting separately from any other class or series of Preferred Shares (to the extent its rights are affected differently), shall be required with respect to any matter that materially and adversely affects the rights, preferences or powers of the Series E Preferred Shares in a manner different from that of other classes or series of the Company’s shares. For purposes of the foregoing, no matter shall be deemed to adversely affect any rights, preferences or powers unless such matter (i) adversely alters or abolishes any right or preference of the Series E Preferred Shares; (ii) creates, adversely alters or abolishes any right in respect of redemption of the Series E Preferred Shares; or (iii) creates or adversely alters (other than to abolish) any restriction on transfer applicable to the Series E Preferred Shares. An increase in the number of authorized Preferred Shares pursuant to the Charter or the issuance of additional shares of any class or series of Preferred Shares (including the Series E Preferred Shares) pursuant to the Charter shall not in and of itself be considered to adversely affect the contract rights of the holders of Series E Preferred Shares. The vote of holders of the Series E Preferred Shares described in this paragraph 2(a) of Part III will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, if any, necessary to authorize the action in question. The holders of the Series E Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more classes or series of Preferred Shares other than the Series E Preferred Shares.

(b) The affirmative vote of the holders of a majority, as defined in the 1940 Act, of the Preferred Shares, voting separately as one class (including the Series E Preferred Shares), shall be required to amend, alter or repeal the provisions of the Charter or Bylaws, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would affect adversely the rights, preferences or powers expressly set forth in any articles supplementary for the Preferred Shares, including the Series E Preferred Shares, unless, in each case, the Company obtains written confirmation from the Rating Agency and any Other Rating Agency then rating the Preferred Shares that such amendment, alteration or repeal would not impair the rating then assigned by the Rating Agency and such Other Rating Agency to the Series E Preferred Shares, in which case the vote or consent of the holders of the Series E Preferred Shares is not required. For purposes of the foregoing, no matter shall be deemed to adversely affect any rights, preferences or powers unless such matter (i) adversely alters or abolishes any right or preference of the Preferred Shares; (ii) creates, adversely alters or abolishes any right in respect of redemption of the Preferred Shares; or (iii) creates or adversely alters (other than to abolish) any restriction on transfer applicable to the Preferred Shares. An increase in the number of authorized Preferred Shares pursuant to the Charter or the issuance of additional shares of any class or series of Preferred Shares (including the Series E Preferred Shares) pursuant to the Charter shall not in and of itself be considered to adversely affect the rights, preferences or powers of the Series E Preferred Shares. The vote of holders of any Series E Preferred Shares described in this paragraph 2(b) of Part III will in each case be in addition to a separate vote of the requisite percentage, if any, of Common Shares and Preferred Shares necessary to authorize the action in question.

(c) Notwithstanding the provisions of this Part III, to the extent permitted by law, the Board of Directors, without the vote of the holders of the Series E Preferred Shares or any other shares of the Company, may amend the provisions of the terms of the Series E Preferred Shares to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series E Preferred Shares.

(d) Unless a higher percentage is required under the Governing Documents or applicable provisions of Maryland law or the 1940 Act, the affirmative vote of the holders of a majority, as defined in the 1940 Act, of the shares of Outstanding Preferred Shares, including the Series E Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The vote of holders of any class or series described in this paragraph 2(d) of Part III will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, if any, necessary to authorize the action in question.

(e) For purposes of this Part III, the phrase “vote of the holders of a majority of the Outstanding Preferred Shares” (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Company duly called (A) of 67 percent or more of the Preferred Shares present at such meeting, if the holders of more than 50 percent of the Outstanding Preferred Shares are present or represented by proxy; or (B) of more than 50 percent of the Outstanding Preferred Shares, whichever is less; and the phrase “vote of the holders of a majority of the Outstanding Series E Preferred Shares” (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Company duly called (A) of 67 percent or more of the Series E Preferred Shares present at such meeting, if the holders of more than 50 percent of the Outstanding Series E Preferred Shares are present or represented by proxy; or (B) of more than 50 percent of the Outstanding Series E Preferred Shares, whichever is less.

(f) The provisions of this Part III are subject to the provisions of paragraph 7 of Part II hereof.

3. Notice.

In the event of any modification of the terms of the Series E Preferred Shares pursuant to paragraph 2 of this Part III, the Company shall provide notice of such modification to the Rating Agencies 10 Business Days prior to the date such modification takes effect.

4. No Modification of Other Classes or Series of Preferred Shares.

Nothing contained in the terms of the Series E Preferred Shares shall be understood to modify the rights, obligations or privileges of any other class or series of the Company’s Preferred Shares Outstanding. To the extent permitted by law, the Board of Directors, without the vote of the holders of the Series E Preferred Shares or any other shares of the Company, may amend the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect so as to negate the effect of any such modification of the rights, obligations or privileges of any other class or series of Preferred Shares Outstanding, so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series E Preferred Shares.

SECOND: The Series E Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary and Vice President on this 21st day of September, 2017.

THE GABELLI MULTIMEDIA TRUST INC.

/s/ Bruce N. Alpert
Name: Bruce N. Alpert
Title: President

ATTEST:

/s/ Andrea R. Mango
Name: Andrea R. Mango
Title: Secretary and Vice President

[Articles Supplementary Signature Page]